For further information, contact:	Don Pearson
Vice President & CFO
847.851.1626

AMCOL INTERNATIONAL CORPORATION (NYSE:ACO) PURCHASES THE REMAINING INTEREST IN SOUTH AFRICAN CHROMITE MINE

HOFFMAN ESTATES, IL., SEPTEMBER 16, 2010—AMCOL International Corporation (NYSE:ACO) today announced it has exercised its option to purchase the remaining 47% interest in a holding company that owns a chromite mine in the Republic of South Africa from Chrome Corporation for US$12.4 million.   AMCOL is required to transfer a 26% interest in the mine to a South African Black Economic Empowerment Enterprise, after which AMCOL will hold a 74% interest in the mine.  Chromite ore is a feedstock used to produce chrome sand.  AMCOL currently markets chrome sand to the metalcasting industry.

Gary Castagna, President, Global Minerals & Materials, commented “This investment solidifies AMCOL’s position as an integrated supplier of chrome sand to steel foundries.  Not only will we be committed to providing the highest quality product in the industry, our technical services will meet the same exemplary standard for which we are known in the green-sand foundry market.  We began commissioning a world class-plant with enhanced processing technology in July and can continue developing chrome sand sales  in Asia, Europe and South America.”

AMCOL, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company  and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.